EXHIBIT 4.5

THIS 8% CONVERTIBLE DEBENTURE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL, EITHER FROM COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER HEREOF WHO IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH 8% CONVERTIBLE DEBENTURE OR COMMON STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

MEDI-HUT CO., INC.
8% Convertible Debenture
Due April 30, 2007

$50,000	No. 4

As of May 1, 2005

MEDI-HUT CO., INC., a corporation incorporated under the laws of the State of Nevada (the “Company” or “Maker”), for value received, hereby promises to pay to Radiology for South Philadelphia Profit Sharing Plan Dated 1/1/89, or its registered assigns (the “Payee” or “Holder”), at c/o Mark W. Cooper, Trustee, 32 Clwyd Road, Bala Cynwyd, Pennsylvania 19004, upon due presentation and surrender of this 8% Convertible Debenture (this “Debenture” and, together with other 8% Convertible Debentures, the “Debentures”), on or after April 30, 2007, the principal amount of Fifty Thousand Dollars ($50,000) and accrued interest thereon as hereinafter provided.

This Debenture was issued by the Company as of May 1, 2005 (the “Issuance Date).

ARTICLE I
PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1.    Payment of Principal and Interest. Payment of the principal and accrued interest on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest (computed on the basis of a 360-day year for the number of days elapsed) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company at the rate of eight percent (8%) per annum, in like coin and currency, or at the option of the Company in shares of the Company’s Common Stock, payable to the Payee in annual installments on each May 1 during the term of this Debenture (an “Interest Payment Date”), with the first Interest Payment Date hereunder scheduled to be May 1, 2006 and the last Interest Payment Date to be on the Maturity Date. Interest shall accrue from the Issuance Date. Both principal hereof and interest thereon are payable at the Holder’s address above or such other address as the Holder shall designate from time to time by written notice to the Company. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check, sent to the Holder’s above address or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Debenture or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation.

If the Company elects to pay the interest due on a particular Interest Payment Date in shares of the Company’s common stock, par value $.001 per share (“Common Stock”), the number of shares issued as payment of the accrued interest shall be equal to the quotient of the aggregate accrued and unpaid interest divided by the Market Price (as defined in Section 4.1 hereof) on the Interest Payment Date. No fractional shares or scrip representing fractional shares will be issued upon the payment of accrued interest, but a payment in cash will be made, in respect of any fraction of a share which would otherwise be issuable in connection with the payment of accrued interest in shares of Common Stock.

Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee in accordance with the terms of Section 2.2 of this Debenture.

1.2.    Extension of Payment Date. If this Debenture or any installment hereof becomes due and payable on a Saturday, Sunday or other day on which banks in the State of New Jersey are authorized to remain closed, the due date hereof shall be extended to the next succeeding full Business Day (as defined in Section 4.1 hereof). All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder.

ARTICLE II
CONVERSION AND OTHER RIGHTS

2.1.    Conversion into Common Stock at Option of Holder. At any time and from time to time until the Maturity Date, this Debenture is convertible in whole or in part at the Holder’s option into shares of Common Stock, upon surrender of this Debenture, at the office of the Company, accompanied by a written notice of conversion in the form of Attachment I hereto, or otherwise in form reasonably satisfactory to the Company, duly executed by the registered Holder or his, her or its duly authorized attorney. Up to fifty-percent (50%) of the aggregate principal amount of the Debenture shall be convertible into shares of Common Stock at a price per share equal to $0.10 (“Tranche I Conversion Price”). The remaining fifty percent (50%) of the aggregate principal amount of the Debenture shall be convertible into shares of Common Stock at a price per share equal to $0.20 (“Tranche II Conversion Price”). Together, the Tranche I Conversion Price and the Tranche II Conversion Price shall be referred to herein as the “Conversion Price.” Interest shall accrue to and include the day prior to the date of conversion and shall be paid on the last day of the month in which conversion rights hereunder are exercised. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but a payment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Debenture for conversion. As soon as practicable following conversion and upon the Holder’s compliance with the conversion procedures described in Section 2.2 hereof, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon conversion and a check for any fractional share and, in the event the Debenture is converted in part, a new Debenture of like tenor in the principal amount equal to the remaining principal balance of this Debenture after giving effect to such partial conversion.

2.2.    Transfer of Debenture; Conversion Procedure. This Debenture is not divisible. This Debenture and all rights hereunder may be sold, transferred or otherwise assigned to any person in accordance with and subject to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Upon the transfer of this Debenture through the use of the assignment form attached hereto as Attachment I, and in accordance with applicable law or regulation and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register this Debenture in the name of the new Holder.

The Company shall convert this Debenture upon surrender thereof for conversion properly endorsed and accompanied by a properly completed and executed Conversion Notice attached hereto as Attachment II and any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws. Subject to the terms of this Debenture, upon surrender of this Debenture, the Company shall issue and deliver with all reasonable dispatch to or upon the written order of the Holder of such Debenture and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of this Debenture. The person or persons to whom such certificate or certificates are issued by the Company shall be deemed to have become the holder of record of such shares of Common Stock as of the date of the surrender of this Debenture. Upon conversion, the Holder will be required to execute and deliver any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws.

2.3.    Covenants.

(a)    Issuance and Shares of Common Stock upon Conversion. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Debenture, such number of shares of Common Stock as shall equal the aggregate number of shares of Common Stock that would be issued under this Debenture if fully converted. The Company also covenants that all of the shares of Common Stock that shall be issuable upon conversion of this Debenture shall, at the time of delivery, and, subject to Section 2.4(c) hereof, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

(b)    Restrictive Legend. Each certificate evidencing shares of Common Stock issued to the Holder following the conversion of this Debenture shall bear the following restrictive legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

2.4.    Adjustment of Conversion Price and Number of Underlying Shares. The number of shares of Common Stock issuable upon the conversion of this Debenture and the Conversion Price shall be subject to adjustment from time to time as follows:

(a)    Issuance or Sale of Securities. If in any calendar quarter the Company issues or sells, or in accordance with subsection (b) below is deemed to have issued or sold, any shares of Common Stock (including options, warrants or other securities convertible or exercisable into shares of Common Stock), other than pursuant to a Permitted Issuance (as such term is defined in Section 4.1 hereof), for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale, the Conversion Price shall be reduced to a price equal to the price or deemed price per share of Common Stock issued or sold in such issuance or sale.

(b)    Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 2.5(a), the following shall be applicable:

(i)    Issuance of Rights or Options. If the Company grants any rights, options or warrants to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share, unless the issuance of such shares of Common Stock upon such exercise, conversion or exchange constitutes a Permitted Issuance.

For purposes of this subsection (b)(i), the “price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of all such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (y) the total number of shares of Common Stock issuable upon exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.

(ii)    Issuance of Convertible Securities. If the Company issues or sells any Convertible Securities and the “price per share of which Common Stock is issuable upon such conversion or exchange” is less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share, unless the issuance of such shares of Common Stock upon such exercise, conversion or exchange constitutes a Permitted Issuance. For the purposes of this subsection (b)(2), the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (x) the total amount received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

(iii)    Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount payable by the purchaser or purchasers thereof after deducting underwriting discounts, commissions or other expenses of sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined by the Board of Directors of the Company in good faith exercise of its business judgment.

(c)    Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the date of this Debenture effects a subdivision of the outstanding Common Stock or combines the outstanding shares of Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each Holder of conversion rights under this Debenture shall have the right to convert his, her or its interests into the number of shares of Common Stock which he, she or it would have owned after the event had such shares of Common Stock been converted immediately prior to the occurrence of such event. Any adjustment under this Section 2.4(c) shall become effective as of the date and time such subdivision or combination becomes effective.

(d)    Reorganization, Reclassification, Consolidation, Merger or Sale.

(i)    Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as defined in Section 4.1 hereof) and any transaction which is effected in such a way that holders of more than fifty percent (50%) of the shares of Common Stock then outstanding are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets of another Person with respect to or in exchange for Common Stock is referred to herein as a “Change of Control.”

(ii)    In the event of a Change of Control, any principal amount of the Debentures not yet converted will be converted at the option of the Holder on the effective date of the Change of Control. Any principal amount of the Debentures not converted on or before the effective date of the Change of Control will cease being convertible thereafter.

(e)    No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(f)    Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g)    Actions to Maintain Conversion Price Above Par Value. Before taking any action which would cause an adjustment in the Conversion Price such that, upon conversion of the Debentures, shares of Common Stock with par value, if any, would be deemed to be issued below the then par value of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be reasonable necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

(h)    Certificate of Adjustment. In any case of an adjustment of the number of shares of Common Stock or other securities issuable upon conversion of the Debentures, the chief financial officer or the president of the Company shall compute such adjustment in accordance with the provisions hereof and prepare and sign a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder of this Debenture at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based, including a statement of the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of this Debenture.

(i)    Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) offer for subscription any additional shares of capital stock of any class or series, (iii) any reclassification or recapitalization of Common Stock outstanding involving a change in Common Stock or (iv) any Change of Control or voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of a Debenture, not less than ten (10) days and not more than sixty (60) days prior to the date on which the books of the Company shall close, the record date specified therein or the effective date thereof as the case may be, a notice specifying (A) the material terms and conditions of the proposed action, (B) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (C) the date on which any such Change in Control, dissolution, liquidation or winding up is expected to become effective, and (D) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Change of Control, dissolution, liquidation or winding up.

(j)    Notices. Any notice required by the provisions of this Section 2.4 shall be in writing and shall be deemed given upon delivery if delivered personally or by a recognized commercial courier with receipt acknowledged, or upon the expiration of seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to the holder at his, her or its address appearing on the books of the Company.

(k)    Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of any Debentures in any manner which interferes with the timely conversion of such shares of Common Stock.

ARTICLE III
REGISTRATION RIGHTS

3.1.    Demand Registration. At any time subsequent to one year from the Issuance Date, the holders of more than fifty percent (50%) of the aggregate principal amount of the then outstanding Debentures or the securities receivable upon the conversion of such Debentures shall have the right, exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the “SEC”), on two (2) occasions, a registration statement (the “Registration Statement”) under the Securities Act for purposes of registering thereunder all of the Registrable Securities that the Company has been so requested to register by such holders along with such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Company, in order to comply with the provisions of the Securities Act, so as to permit a public offering and sale, for a period of nine (9) months.

3.2.    Incidental Registration. If at any time after the Issuance Date, the Company proposes to register any of its Common Stock under the Securities Act by registration on any form other than Form S-4 or S-8, whether or not for sale for its own account, it shall each such time give prompt written notice to the Holder of its intention to do so and of the Holder’s registration rights under this Article III. Upon the written request of the Holder, made as promptly as practicable and in any event within ten (10) Business Days after the receipt of notice from the Company (which request shall specify the Registrable Securities as such term is defined in Section 4.1 hereof, intended to be disposed of by the Holder and the intended method of disposition), the Company shall use its reasonable best efforts to effect, in the Registration Statement, the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by the Holder to the extent required to permit the disposition of such Registrable Securities in accordance with the intended methods thereof described as aforesaid; provided, however, immediately upon notification to the Company from the managing underwriter of the price at which such securities are to be sold, if such price is below the price which the Holder shall have indicated to be acceptable to it, the Company shall so advise the Holder of such price, and the Holder shall then have the right to withdraw its request to have its Registrable Securities included in such Registration Statement; provided, further, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, (a) give written notice of such determination not to register, and thereby be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the registration expenses in connection therewith), and (b) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

If the managing underwriter of any underwritten offering under this Section 3.2 shall inform the Company by letter that, in its opinion, the number or type of Registrable Securities requested to be included in such registration would adversely affect such offering, and the Company has so advised the Holder in writing, then the Company will include in such registration, to the extent of the number and type that the Company is so advised can be sold in (or during the time of) such offering, first, all securities proposed by the Company to be sold for its own account, and second, such Registrable Securities requested to be included in such registration pursuant to this Debenture and all other securities proposed to be registered, pro rata, based on the number of securities proposed to be registered.

3.3.    Obligations of the Company. In connection with the registration of the Registrable Securities as contemplated by Sections 3.1 and 3.2, the Company shall:

(a)    prepare a Registration Statement and file it with the SEC, and thereafter use its reasonable best efforts to cause the Registration Statement to become effective, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(b)    prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for a period of nine (9) months;

(c)    furnish to the Holder such number of copies of a prospectus, including a preliminary prospectus and all amendments and supplements thereto, and such other documents, as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder;

(d)    use reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions reasonably requested by the Holder, (ii) prepare and file in those jurisdictions all required amendments (including post-effective amendments) and supplements, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times the Registration Statement is in effect, and (iv) take all other actions necessary or advisable to enable the disposition of such securities in all such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Article III;

(e)    use its best efforts to prepare a supplement or amendment to the Registration Statement to correct any untrue statement or omission, and deliver a number of copies of such supplement or amendment to the Holder as he, she or it may reasonably request;

(f)    promptly notify the Holder (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any stop order or other suspension of effectiveness of the Registration Statement, and make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time;

(g)    provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement; and

(h)    cooperate with the Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, and registered in such names as the managing underwriter or underwriters, if any, or the Holder may reasonably request.

3.4.    Obligations of the Holder.

(a)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Debenture with respect to the Holder that the Holder shall furnish to the Company such information regarding the Holder, the Registrable Securities held by the Holder and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities and shall execute such documents and agreements in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of the Registration Statement, the Company shall notify the Holder of the information the Company requires from he, she or it (the “Requested Information”) if he, she or it elects to have any of its Registrable Securities included in the Registration Statement. If within three (3) Business Days of the filing date the Company has not received the Requested Information from the Holder, then the Company may file the Registration Statement without including Registrable Securities of the Holder.

(b)    The Holder, by its, his or her acceptance of the Registrable Securities, agrees to cooperate with the Company in connection with the preparation and filing of any Registration Statement hereunder.

(c)    In the event of an underwritten offering, the Holder agrees to enter into and perform its obligations under an underwriting agreement, in usual and customary form, including without limitation customary indemnification and contribution obligations, with the managing underwriter of such offering and to take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, unless the Holder has decided not to participate.

(d)    The Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.3(e), the Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until its, his or her receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.3(e) and, if so directed by the Company, the Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in its, his or her possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

3.5.    Expenses of Registration. In connection with any and all registrations pursuant to Article III, all expenses other than underwriting discounts and commissions incurred in connection with registration, filings or qualifications, including, without limitation, all registration, listing, filing and qualification fees, printing and accounting fees and costs, the fees and disbursements of counsel for the Company shall be borne by the Company.

3.6.    Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Debenture:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless the Holder (in such capacity) and its members, managers, directors, officers and/or agents, any underwriter (as defined in the Securities Act) for the Holder, and each person, if any, who controls any such underwriter within the meaning of Section 15 of the Securities Act (each, an “Indemnified Party”), against any losses, claims, damages, expenses, liabilities (joint or several) (collectively, “Claims”) to which any of them may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”); (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented if the Company files any amendment thereof or supplement thereto with the SEC), or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the restrictions set forth in Section 3.6(d) with respect to the number of legal counsel, the Company shall promptly reimburse the Holder, and each such other person entitled to indemnification under this Section 3.6, as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim, whether or not such Claim, investigation or proceeding is brought or initiated by the Company or a third party. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 3.6(a) shall not (i) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by the Holder expressly for use in connection with the preparation of the Registration Statement, any prospectus or any such amendment thereof or supplement thereto or any failure of the Holder to deliver a prospectus as required by the Securities Act; or (ii) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder and shall survive the transfer of the Registrable Securities by the Holder as provided herein.

(b)    In connection with any Registration Statement in which the Holder is participating in such capacity, the Holder agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 3.6(a), the Company, each of its directors, each of its officers who sign the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter (each, also an “Indemnified Party”), against any Claim to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for use in connection with such Registration Statement; and the Holder shall promptly reimburse an Indemnified Party, as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by the Indemnified Party in connection with investigating or defending any such Claim, whether or not such Claim, investigation or proceeding is brought or initiated by the Indemnified Party or a third party; provided, however, that the indemnity agreement contained in this Section 3.6(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Holder, which consent shall not be unreasonably withheld.

(c)    The Company shall be entitled to receive indemnification from underwriters, selling brokers, dealer managers, and similar securities industry professionals participating in the distribution to the same extent as provided above, with respect to information about such persons so furnished in writing by such persons expressly for inclusion in the Registration Statement.

(d)    Promptly after receipt by an Indemnified Party under this Section 3.6 of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to an indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly given notice, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party; provided, however, that an Indemnified Party shall have the right to retain its, his or her own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel for such party, representation of such party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such party and any other party represented by such counsel in such proceeding. The Company shall pay for only one legal counsel for the Holder and any Indemnified Party related thereto; such legal counsel shall be selected by the Holder or such other Indemnified Party subject to the Company’s approval which shall not be unreasonably withheld. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to another under this Section 3.6, except to the extent that such failure to notify results in the forfeiture by the indemnifying party of substantive rights or defenses. The indemnification required by this Section 3.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

3.7.    Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under Section 3.6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under Section 3.6, (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

ARTICLE IV
MISCELLANEOUS

4.1.    Definitions. In addition to those terms already defined herein, the following terms as used in this Debenture shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. For purposes of this definition, “controlling” (including with its correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person shall mean the possession, directly or indirectly, of the power (a) to vote or direct the vote of ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Company or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of securities, by contract of otherwise.

“Associate” shall mean, with respect to any Person, (i) a corporation or organization (other than the Company or a majority-owned Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (iii) any relative or spouse of such Person, or (iv) any relative of such spouse who has the same home as such Person or who is a director or officer of the Company or its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New Jersey.

“Market Price” means, as to any security, the average of the closing prices of such security’s sales on all domestic securities markets on which such security may at the time be listed averaged over a period of ten (10) trading days in which the stock traded immediately preceding the day as of which “Market Price” is being determined. If at any time such security is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board or other domestic over-the-counter market, the “Market Price” shall be the fair value thereof as determined in good faith by a majority of the Company’s Board of Directors (determined without giving effect to any discount for minority interest, any restrictions on transferability or any lack of liquidity of the Common Stock or to the fact that the Company has no class of equity registered under the Securities Act), such fair value to be determined by reference to the price that would be paid between a fully informed buyer and seller under no compulsion to buy or sell.

“Permitted Issuance” means the issuance by the Company of shares of Common Stock: (a) offered to the public pursuant to a Qualified Public Offering, (b) in connection with any dividend or distribution to the holders of Common Stock, (c) upon exercise of any options or warrants outstanding prior to the Issuance Date, (d) to directors, officers, employees or consultants of the Company, (e) to any directors, officers, employees or consultants of the Company upon the exercise of any options or warrants or other rights issued after the Issuance Date, (f) in connection with any stock splits, reclassifications, recapitalizations or similar events, (g) in a private placement to non-Affiliates of the Company for purposes of raising capital or upon the exercise of any warrants issued in connection therewith, or (h) in any merger, consolidation, acquisition or business combination.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

“Qualified Public Offering” means an underwritten initial public offering of shares of Common Stock in which the Company shall have received net proceeds of at least $5 million and which results in a listing of the Common Stock on a national securities exchange or the NASDAQ Stock Market.

“Registrable Securities” means (i) the shares of Common Stock issuable upon conversion of this Debenture, and (ii) any securities issued or issuable with respect to Common Stock by way of a stock dividend or stock split or in connection with a combination or reorganization or otherwise.

“Subsidiary” means, with respect to the Company, any corporation of which an aggregate of fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company.

4.2.    Default. If one or more of the following described events (each of which being an “Event of Default” hereunder) shall occur and shall be continuing,

(i)    any of the representations, covenants, or warranties made by the Company herein shall have been incorrect when made in any material respect; or

(ii)    the Company shall breach, fail to perform, or fail to observe in any material respect any material covenant, term, provision, condition, agreement or obligation of the Company under this Debenture , and such breach or failure to perform shall not be cured within thirty (30) days after written notice to the Company; or

(iii)    bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, Company shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within sixty (60) calendar days thereafter; or

(iv)    a judgment or order for the payment of money in excess of $250,000 shall be rendered against the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days and the Company has not filed a formal appeal of such judgment within thirty (30) days of the rendering thereof, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) or cured as provided herein, at the option of the holders of more than fifty percent (50%) of the aggregate principal amount of the then outstanding Debentures, such holders may consider the aggregate principal amount of this Debenture (and all interest through such date) immediately due and payable in cash, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any Debenture or other instruments contained to the contrary notwithstanding, and Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

4.3.    Prepayment. The principal amount of this Debenture and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time without penalty or premium, at the discretion of the Company.

4.4.    Rights Cumulative. The rights, powers and remedies given to the Holder under this Debenture shall be in addition to all rights, powers and remedies given to him, her or it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

4.5.    No Waivers. Any forbearance, failure or delay by the Payee in exercising any right, power or remedy under this Debenture, any documents or instruments executed in connection therewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

4.6.    Amendments in Writing. No modification or waiver of any provision of this Debenture, or any documents or instruments executed in connection therewith shall be effective unless it shall be in writing and signed by the Holder, and any such modification or waiver shall apply only in the specific instance for which given.

4.7.    Governing Law. This Debenture and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of New Jersey.

4.8.    Successors. The term “Payee” and “Holder” as used herein shall be deemed to include the Payee and its successors, endorsees and assigns.

4.9.    Stamp or Transfer Tax. The Company will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of this Debenture; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which such Common Stock is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid.

4.10.    Mutilated, Lost, Stolen or Destroyed Debenture. In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it.

4.11.    No Rights as Shareholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends (except as provided in Article II of this Debenture) or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company.

IN WITNESS WHEREOF, Medi-Hut Co., Inc. has caused this Debenture to be duly executed and delivered as of the date first above written.

MEDI-HUT CO., INC.

By:	/s/ Thomas S. Gifford

Name: Thomas S. Gifford Title: Executive Vice President and Chief Financial Officer

ATTACHMENT I

Assignment

For value received, the undersigned hereby assigns to _____________, $___________ principal amount of 8% Convertible Debenture due April 30, 2007 evidenced hereby and hereby irrevocably appoints __________________ attorney to transfer the Debenture on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

Print Name

Signature

ATTACHMENT II

CONVERSION NOTICE

TO: MEDI-HUT CO., INC.

The undersigned holder of this Debenture hereby irrevocably exercises the option to convert $________ principal amount of such Debenture (which may be less than the stated principal amount thereof) into shares of Common Stock of Medi-Hut Co., Inc., in accordance with the terms of such Debenture, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with a check (if applicable) in payment for any fractional shares as provided in such Debenture, be issued and delivered to the undersigned unless a different name has been indicated below. If shares of Common Stock are to be issued in the name of a person other than the undersigned holder of such Debenture, the undersigned will pay all transfer taxes payable with respect thereto.

Address of Holder

Print Name of Holder

Signature of Holder
Principal amount of Debenture to be converted $________

If shares are to be issued otherwise then to the holder:

Address of Transferee

Print Name of Transferee

Social Security or Employer Identification Number of Transferee